Exhibit 10.8

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April 22, 2003

George Constantin

101 Walworth Avenue

Scarsdale, NY 10583

Re:	Termination of Employment; Compensation

Dear George:

As you are aware, BioVest has entered into an Investment Agreement with Accentia. At the Closing of this Investment Agreement, Accentia will become the owner of approximately 81% of the common stock of BioVest, and has indicated its intent to put into place its own Executive Management team to operate the company. The decision to negotiate and to enter into this Investment Agreement, which you participated in and supported in your role as a member of the Board of Directors and CEO, means that your services as CEO of BioVest will no longer be required. Your support of this action, promoting the best interests of the shareholders of the company at the expense of your executive position, is appreciated, and we agree to compensate you for your time and efforts on behalf of BioVest since February 26, 2003 as follows:

1.	You shall continue to receive your salary (without offsets or deductions – Form 1099) through the end of June, 2003, in the amount of $39,000 ($12,000 per month for April & May; $15,000 for June). Each monthly installment shall be paid on or before the 15th of the month, except that the April, 2003 payment shall be paid to you upon receipt of this letter signed by you; Any reimbursable expenses shall be submitted for payment by BioVest on the company’s normal expense forms and shall be approved and reimbursed in the ordinary course;

2.	BioVest shall issue to you 36,000 shares of BioVest Common Stock within 30 days from the date hereof;

3.	You shall retain the title of CEO of BioVest on an interim basis; This title will be nominal only, as you shall not be required to be involved in the operations of BioVest for this interim period. Bio Vest will indemnify and hold you harmless from any and all actions [liability] through this period. You agree to tender your written resignation from the CEO position upon entry into this agreement, to be held in escrow until the date that such resignation is accepted by me, in my role as Chairman of BioVest;

4.	You shall tender your written resignation of your position as Director of BioVest, effective immediately, upon the signing of this agreement;

5.	By entry into this letter-agreement, all parties acknowledge and agree that any and all previous agreements regarding terms of your employment are void and

Corporate Headquarters • 8500 Evergreen Blvd. NW Minneapolis MN 55433

763-786-0302 • Fax 763-786-0915

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of no further force and effect, and provided BioVest and/or its successor in interest has fully complied with all the terms and conditions contained herein, you agree to waive and release any and all claims to compensation which may arise therefrom and as further contained in the Employment Term Sheet Agreement dated February 26th, 2003. If requested by Biovest, appropriate forms of Mutual Release shall be executed by yourself and BioVest.

In the event that the terms and termination package outlined in this letter meet with your approval, kindly so indicate by signing where indicated below and returning one signed copy of this letter-agreement to my attention via facsimile, care of David Moser (201-224-8731)

If you should have any questions with regard to this matter, please do not hesitate to contact me.

Very truly yours,

Dr, Christopher Kyriakides

Chairman

Cc:	Othon Mourkakos

Dr. David DeFouw

Peter J. Pappas Sr.

The undersigned has read and understood the terms set forth herein and acknowledges, agrees to and accepts these terms.

Date:

George T. Constantin

Corporate Headquarters • 8500 Evergreen Blvd. NW Minneapolis MN 55433

763-786-0302 • Fax 763-786-0915